Exhibit 99.1

Synagro Announces Third Quarter 2006 Earnings and Conference Call Schedule


    HOUSTON--(BUSINESS WIRE)--Oct. 26, 2006--Synagro Technologies, Inc. (NASDAQ Global Market and NYSE Arca Market: SYGR), (the "Company" or "Synagro") announced today that it will release its third quarter 2006 results on Wednesday, November 1, 2006, after the Market closes. The Company has scheduled a conference call for 10:00 a.m. Central time on Thursday, November 2, 2006, to discuss the first quarter results.

    The conference call will be broadcast live over the Internet and can be accessed by all interested parties through a link in the Investor Relations section of the Company's website at www.synagro.com or by dialing 1-800-588-4973 or 1-847-413-2407 and giving the operator either the host name as Synagro or confirmation number 16148006 ten minutes prior to the beginning of the call.

    A replay will be available for 24 hours a day for 14 days on the Company's website after 1:30 p.m. Central time, Thursday, November 2, 2006. A telephonic replay of the call will be available 24 hours a day through Thursday, November 16, by dialing 1-888-843-8996 or 1-630-652-3044 and entering code 16148006#.

    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.

    CONTACT: Synagro Technologies, Inc., Houston
             President & CEO
             Robert C. Boucher, Jr., 713-369-1700